Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: January 22, 2014

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2013

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and twelve-month periods ended December 31, 2013.

SUMMARY AND HIGHLIGHTS:

•	Net income of $19.9 million for 2013 surpasses the $19.5 million earned in the prior year and represents the highest annual net income in the Company’s history.
•
Fourth quarter 2013 net income declined 20.4% compared to the same period in 2012 to $4.1 million or $.45 diluted earnings per share, with the decline primarily reflecting lower income from residential lending, including mortgage warehousing, as activity slowed during the quarter.

•	Net income for the year ending December 31, 2013 rose 1.7% compared to the same period in 2012 to $19.9 million or $2.17 diluted earnings per share.
•
On November 13, 2013, Horizon announced the acquisition of SCB Bancorp, Inc. and its wholly-owned subsidiary, Summit Community Bank, headquartered in East Lansing, Michigan. The transaction is expected to be completed in the second quarter of 2014, subject to regulatory and SCB Bancorp’s shareholder approval.

•
Net interest income, after provisions for loan losses, for 2013 was $59.5 million compared to $54.7 million for 2012, primarily reflecting commercial loan growth that helped offset lower mortgage warehouse revenue.

•
Non-interest income declined 5.2% to $25.9 million for 2013 compared with $27.3 million for 2012, primarily reflecting a decrease in gain on sale of mortgage loans of $5.3 million, partially offset by an increase in service charges on deposit accounts, fees from debit and credit card interchange services and mortgage servicing income.

•	The provision for loan losses decreased to $1.9 million for the year ended December 31, 2013 compared to $3.5 million for 2012.
•
Non-performing loans decreased to $18.3 million as of December 31, 2013 from $23.8 million as of December 31, 2012, and substandard loans decreased to $34.7 million as of December 31, 2013 from $50.2 million as of December 31, 2012.

•	Return on average assets was 0.93% for the fourth quarter of 2013 and 1.13% for the year ended December 31, 2013.

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Pg. 2 cont. Horizon Bancorp Announces Record Earnings for 2013

•	Return on average common equity was 10.44% for the fourth quarter of 2013 and 12.86% for the year ended December 31, 2013.
•	Tangible book value per share increased to $14.98 at December 31, 2013, compared to $14.82 and $14.23 at September 30, 2013 and December 31, 2012, respectively.
•
Horizon Bank’s capital ratios, including Tier 1 Capital to Average Assets Ratio of 9.25% and Total Capital to Risk Weighted Assets Ratio of 14.38% as of December 31, 2013, continue to be well above the regulatory standards for well-capitalized banks.

Craig M. Dwight, Chairman and CEO, commented: “We are extremely pleased to announce record 2013 earnings for the 14th consecutive year. This feat was accomplished despite a significant slowdown in residential mortgage activity during the second half of 2013. Our balanced approach of focusing on all four core banking revenue sources- business banking, retail banking, residential mortgage lending and investment management- proved invaluable to achieving these record results and will continue to be a critical component of our future success.”

“Throughout 2013, we continued to operate in a sluggish economy with highly competitive dynamics for quality asset growth. Given the environment, we aggressively sought ways to maximize growth opportunities while remaining disciplined and vigilant in our approach.  By investing in good people, entering new markets and seeking strategic partnerships we continued to lay the foundation for future success while attaining record financial performance in the process.”

“As anticipated, the rise in interest rates slowed residential mortgage lending activity during the second half of 2013, affecting both our residential mortgage origination and mortgage warehouse revenue streams. Despite this slowdown, we made significant strides growing our commercial loan portfolio, low cost deposits and assets under management in our investment group. During 2013, commercial loans grew 9.7% to $505.2 million, non-interest bearing deposits grew 10.5% to $231.1 million and assets under management reached $899.0 million as of December 31, 2013.  In addition, we reduced our non-performing loans by $4.2 million, or 18.7%, in the fourth quarter of 2013 allowing us to realize a negative provision for the quarter of $997,000.”

On November 12, 2013, the Company entered into an agreement to acquire SCB Bancorp, Inc. (“SCB”) and its wholly-owned subsidiary, Summit Community Bank, in a cash and stock merger. The acquisition is expected to close during the second quarter of 2014, subject to regulatory and SCB Bancorp, Inc. shareholder approval. Headquartered in East Lansing, Michigan, SCB, through its wholly-owned subsidiary Summit Community Bank, serves the greater Lansing area through two full-service banking locations. As of September 30, 2013, Summit Community Bank had total assets of $161.0 million.

Dwight noted, “We view the partnership with SCB Bancorp as an excellent opportunity to bring a top notch local banking team, strong customer base and a diverse economic market to the Horizon organization. The SCB acquisition, coupled with our recent investments in markets such as Indianapolis and Lake County, Indiana as well as Grand Rapids, Michigan, provides a tremendous foundation for growth in 2014 and beyond.”

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Pg. 3 cont. Horizon Bancorp Announces Record Earnings for 2013

“Horizon is also excited to announce the opening of a full-service branch in downtown Indianapolis, Indiana and a new high school branch in Michigan City, Indiana. Our current team in the Indianapolis loan production office will move to this new full-service location in late January of 2014.  The new high school branch, also scheduled to open in January of 2014, will employ local students and provide them a future career path in banking.”

Income Statement Highlights

Net income for the fourth quarter of 2013 decreased 20.4% to $4.1 million or $.45 diluted earnings per share, compared to $5.2 million or $.56 diluted earnings per share in the fourth quarter of 2012.  The decrease in net income for the fourth quarter primarily reflects the decline in mortgage warehouse activity as mortgage warehouse balances decreased from $251.5 million as of December 31, 2012 to $98.2 million as of December 31, 2013 and the decrease in gain on sale of mortgage loans of $2.8 million from $4.0 million in the fourth quarter of 2012 to $1.2 million in the fourth quarter of 2013.

Net income for the year ended December 31, 2013 increased 1.7% to $19.9 million or $2.17 diluted earnings per share, compared to $19.5 million or $2.30 diluted earnings per share for the year ended December 31, 2012.  The decline in earnings per share reflects the increase in weighted average diluted shares outstanding resulting from the Heartland acquisition, which occurred during the third quarter of 2012.

The Company’s net interest margin was 3.60% during the three-month period ended December 31, 2013, compared with 4.16% for the three-month period ending December 31, 2012.  Interest income during the fourth quarter of 2013 included approximately $850,000 of interest income from Heartland loan valuation discounts recognized at the time of acquisition being accreted and discounts recognized from loans paying off compared to approximately $1.5 million in the fourth quarter of 2012. Excluding the interest income recognized from the loan discounts, the margin would have been 3.39% for the three-month period ending December 31, 2013 compared to 3.81% for the three-month period ending December 31, 2012. The decrease in net interest margin was primarily attributable to a reduction in mortgage warehouse activity in the fourth quarter of 2013 compared to the fourth quarter of 2012.

The net interest margin was 3.96% for the year ending December 31, of 2013, up from 3.89% for the same period in 2012. Excluding the interest income recognized from the loan discounts of $6.3 million for the year ending December 31, 2013 and $1.5 million for the year ending December 31, 2012, the margin would have been 3.57% for the year ending December 31, 2013 compared to 3.79% for the same period of 2012.

Residential mortgage lending activity during the fourth quarter of 2013 generated $1.2 million in income from the gain on sale of mortgage loans, a decrease of $453,000 from the third quarter of 2013 and $2.8 million from the fourth quarter of 2012.  Total origination volume in the fourth quarter of 2013 totaled $67.4 million, representing a decrease of 36.2% from the previous quarter of $105.7 and a decrease of 45.9% from the fourth quarter of 2012 of $124.7 million.  The reduction in the gain on sale of mortgages was due to a decrease in total origination volume and a decrease in the

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Pg. 4 cont. Horizon Bancorp Announces Record Earnings for 2013 percentage earned on the sale of these loans. Purchase money mortgage originations during the fourth quarter of 2013 represented 75.4% of total originations compared to 69.5% of originations during the third quarter of 2013 and 43.2% during the fourth quarter of 2012.

Lending Activity

Total loans decreased from $1.2 billion at December 31, 2012 to $1.1 billion at December 31, 2013 as mortgage warehouse loans decreased by $153.3 million, residential mortgage loans decreased by $3.8 million and consumer loans decreased by $9.6 million, partially offset by commercial loan growth.

Commercial loans increased from $460.5 million at December 31, 2012 to $505.2 million at December 31, 2013.  “Despite the highly competitive market for quality loans, we continue to make progress in the growth of our commercial portfolio and overall business banking platform,” Dwight commented.  “We have made excellent additions to our already outstanding commercial team and continue to invest in markets that offer additional growth potential.”

Total loan balances in the Kalamazoo and Indianapolis markets continued to grow during 2013 to $115.1 million and $71.0 million, respectively, as of December 31, 2013. Kalamazoo’s aggregate loan balances increased $26.1 million or 29.3% and Indianapolis’ aggregate loan balances increased $37.1 million or 109.4% compared to December 31, 2012.

In the fourth quarter of 2013, the Company realized a negative provision for loan losses of $997,000, which was $2.7 million lower than the provision of $1.7 million for the same period of the prior year. For the year ended December 31, 2013, the provision for loan losses was $1.9 million, which was $1.6 million less than the provision of $3.5 million for the same period of the prior year.  The lower provision for loan losses in the fourth quarter and the year ending December 31, 2013 compared to the same periods of 2012 was primarily due to continued improvement of nonperforming and substandard loans resulting in the release of specific reserves.

The ratio of the allowance for loan losses to total loans decreased to 1.49% as of December 31, 2013 from 1.52% as of December 31, 2012. The decrease in allowance for loan losses from $18.3 million as of December 31, 2012 to $16.0 million as of December 31, 2013 was primarily due to loans with specific reserves charged off or released due to improved performance during the year ending December 31, 2013.

Non-performing loans totaled $18.3 million as of December 31, 2013, down from $23.8 million as of December 31, 2012  Compared to December 31, 2012, non-performing commercial loans and real estate loans decreased by $3.2 million and $3.0 million, respectively, partially offset by an increase of $730,000 in non-performing consumer loans.  The increase in non-performing consumer loans from December 31, 2012 was primarily due to the addition of three large home equity lines of credit, which have specific reserves included in the allowance for loan losses.  As a percentage of total loans, non-performing loans were 1.70% at December 31, 2013, down 27 basis points from 1.97% at December 31, 2012.

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Pg. 5 cont. Horizon Bancorp Announces Record Earnings for 2013

At December 31, 2013, loans acquired in the Heartland acquisition represented $4.2 million in non-performing, $10.3 million in substandard and $323,000 in delinquent loans, which compares to $7.3 million in non-performing, $18.1 million in substandard and $3.4 million in delinquent loans represented at December 31, 2012.

Expense Management

Total non-interest expense was $4.4 million higher in 2013 compared to 2012 and $234,000 lower in the fourth quarter of 2013 compared to the fourth quarter of 2012.  The increase in 2013 compared to the previous year was primarily due to an increase in salaries and employee benefits costs as well as other expenses. In addition, some of the increase in 2013 compared to 2012 was also related to the Heartland acquisition as 2013 was the first full year following the completion of the transaction.  The decrease in the fourth quarter of 2013 compared to the same period in 2012 was primarily due to decreases in professional fees, loan expenses and other expenses which were partially offset by increases in salaries and other losses.

Dwight concluded: “We are delighted to close out Horizon’s 140th year by achieving record results, which were only possible as a result of the hard work and dedication of our outstanding group of employees. We intend to build on this past success by remaining focused on our four balanced revenue streams, targeting growth in Indiana and Michigan, improving productivity and building shareholder value.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended

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December 31, 2012.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Balance sheet:
Total assets	$1,758,276	$1,781,024	$1,785,907	$1,734,250	$1,848,227
Investment securities	518,501	524,054	492,363	482,086	482,801
Commercial loans	505,189	499,584	502,230	473,102	460,471
Mortgage warehouse loans	98,156	113,591	154,962	143,609	251,448
Residential mortgage loans	185,958	189,254	182,610	191,347	189,714
Consumer loans	279,525	278,990	277,864	281,710	289,084
Earning assets	1,604,794	1,624,251	1,638,923	1,594,292	1,700,595
Non-interest bearing deposit accounts	231,096	223,354	213,700	217,197	209,200
Interest bearing transaction accounts	790,444	816,167	772,790	777,973	769,822
Time deposits	269,980	288,799	310,766	319,893	315,131
Borrowings	256,296	242,505	282,837	208,899	345,764
Subordinated debentures	32,486	32,448	32,409	32,370	32,331
Common stockholders' equity	152,119	150,959	147,665	149,777	146,468
Total stockholders’ equity	164,619	163,459	160,165	162,277	158,968

Income statement:	Three months ended
Net interest income	$14,126	$14,669	$16,575	$16,010	$17,003
Provision for loan losses	(997)	104	729	2,084	1,715
Non-interest income	5,690	5,910	6,849	7,460	7,924
Non-interest expenses	15,610	14,061	14,795	13,979	15,844
Income tax expense	1,088	1,629	2,235	2,096	2,198
Net income	4,115	4,785	5,665	5,311	5,170
Preferred stock dividend	(63)	(66)	(96)	(146)	(156)
Net income available to common shareholders	$4,052	$4,719	$5,569	$5,165	$5,014

Per share data:
Basic earnings per share	$0.47	$0.55	$0.65	$0.60	$0.58
Diluted earnings per share	0.45	0.52	0.62	0.58	0.56
Cash dividends declared per common share	0.11	0.11	0.10	0.10	0.10
Book value per common share	17.65	17.52	17.14	17.38	17.00
Tangible book value per common share	14.98	14.82	14.42	14.64	14.23
Market value - high	26.09	25.04	20.45	20.87	19.68
Market value - low	$21.07	$20.74	$18.97	$19.10	$16.54
Weighted average shares outstanding - Basic	8,623,360	8,618,969	8,617,466	8,617,466	8,617,466
Weighted average shares outstanding - Diluted	9,020,289	9,019,211	8,974,103	8,980,655	8,964,315

Key ratios:
Return on average assets	0.93%	1.09%	1.29%	1.23%	1.13%
Return on average common stockholders' equity	10.44	12.60	14.67	14.11	13.70
Net interest margin	3.60	3.78	4.21	4.10	4.16
Loan loss reserve to total loans	1.49	1.64	1.67	1.78	1.52
Non-performing loans to loans	1.70	2.07	2.27	2.16	1.97
Average equity to average assets	9.46	9.22	9.34	9.16	8.71
Bank only capital ratios:
Tier 1 capital to average assets	9.25	9.00	8.77	8.66	8.22
Tier 1 capital to risk weighted assets	13.13	13.17	12.37	12.52	11.17
Total capital to risk weighted assets	14.38	14.42	13.63	13.78	12.42

Loan data:
Substandard loans	$34,721	$44,420	$51,773	$53,203	$50,233
30 to 89 days delinquent	3,452	2,692	4,083	5,717	6,742

90 days and greater delinquent - accruing interest	$48	$2	$122	$2	$54
Trouble debt restructures - accruing interest	5,053	3,507	5,086	4,637	3,702
Trouble debt restructures - non-accrual	3,427	5,986	6,586	6,784	6,649
Non-accrual loans	9,749	12,986	13,855	12,293	13,374
Total non-performing loans	$18,277	$22,481	$25,649	$23,716	$23,779

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	December 31
	2013	2012
Balance sheet:
Total assets	$1,758,276	$1,848,227
Investment securities	518,501	482,801
Commercial loans	505,189	460,471
Mortgage warehouse loans	98,156	251,448
Residential mortgage loans	185,958	189,714
Consumer loans	279,525	289,084
Earning assets	1,604,794	1,700,595
Non-interest bearing deposit accounts	231,096	209,200
Interest bearing transaction accounts	790,444	769,822
Time deposits	269,980	315,131
Borrowings	256,296	345,764
Subordinated debentures	32,486	32,331
Common stockholders' equity	152,119	146,468
Total stockholders’ equity	164,619	158,968

Income statement:	Twelve months ended
Net interest income	$61,380	$58,206
Provision for loan losses	1,920	3,524
Non-interest income	25,909	27,331
Non-interest expenses	58,445	54,024
Income tax expense	7,048	8,446
Net income	19,876	19,543
Preferred stock dividend	(370)	(481)
Net income available to common shareholders	$19,506	$19,062

Per share data:
Basic earnings per share	$2.26	$2.39
Diluted earnings per share	2.17	2.30
Cash dividends declared per common share	0.42	0.38
Book value per common share	17.65	17.00
Tangible book value per common share	14.98	14.23
Market value - high	26.09	19.68
Market value - low	$18.97	$11.53
Weighted average shares outstanding - Basic	8,617,972	7,974,241
Weighted average shares outstanding - Diluted	8,998,628	8,271,177

Key ratios:
Return on average assets	1.13%	1.19%
Return on average common stockholders' equity	12.86	14.72
Net interest margin	3.96	3.89
Loan loss reserve to total loans	1.49	1.52
Non-performing loans to loans	1.70	1.97
Average equity to average assets	9.34	8.63
Bank only capital ratios:
Tier 1 capital to average assets	9.25	8.22
Tier 1 capital to risk weighted assets	13.13	11.17
Total capital to risk weighted assets	14.38	12.42

Loan data:
Substandard loans	$34,721	$50,233
30 to 89 days delinquent	3,452	6,743

90 days and greater delinquent - accruing interest	$48	$54
Trouble debt restructures - accruing interest	5,053	3,702
Trouble debt restructures - non-accrual	3,427	6,649
Non-accrual loans	9,749	13,374
Total non-performing loans	$18,277	$23,779

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Commercial	$6,663	$7,663	$7,526	$9,166	$7,771
Real estate	3,462	3,238	3,734	3,477	3,204
Mortgage warehousing	1,638	1,686	1,610	1,603	1,705
Consumer	4,229	5,261	6,010	5,319	5,590
Unallocated	-	-	-	-	-
Total	$15,992	$17,848	$18,880	$19,565	$18,270

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Commercial	$214	$604	$699	$347	$1,327
Real estate	350	40	411	140	143
Mortgage warehousing	-	-	-	-	-
Consumer	295	492	304	302	543
Total	$859	$1,136	$1,414	$789	$2,013

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Commercial	$7,471	$7,887	$9,466	$10,055	$10,693
Real estate	6,145	8,093	9,366	8,947	9,155
Mortgage warehousing	-	-	-	-	-
Consumer	4,661	6,501	6,817	4,714	3,931
Total	$18,277	$22,481	$25,649	$23,716	$23,779

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Commercial	$830	$954	$629	$957	$1,337
Real estate	1,277	385	429	745	1,228
Mortgage warehousing	-	-	-	-	-
Consumer	14	44	37	52	11
Total	$2,121	$1,383	$1,095	$1,754	$2,576

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2013			December 31, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$5,462	$3	0.22%	$3,094	$2	0.26%
Interest-earning deposits	6,337	4	0.25%	498	-	0.00%
Investment securities - taxable	389,481	2,278	2.32%	385,821	2,093	2.16%
Investment securities - non-taxable (1)	147,184	1,111	4.40%	126,265	1,024	4.68%
Loans receivable (2)(3)(4)	1,067,997	14,040	5.22%	1,157,474	17,341	5.97%
Total interest-earning assets (1)	1,616,461	17,436	4.41%	1,673,152	20,460	4.98%

Noninterest-earning assets
Cash and due from banks	24,416			24,726
Allowance for loan losses	(17,795)			(18,049)
Other assets	136,256			135,803

	$1,759,338			$1,815,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,096,241	$1,352	0.49%	$1,107,786	$1,403	0.50%
Borrowings	221,882	1,452	2.60%	293,200	1,531	2.08%
Subordinated debentures	32,464	506	6.18%	33,799	523	6.16%
Total interest-bearing liabilities	1,350,587	3,310	0.97%	1,434,785	3,457	0.96%

Noninterest-bearing liabilities
Demand deposits	229,424			203,393
Accrued interest payable and other liabilities	12,807			19,317
Shareholders' equity	166,520			158,137

	$1,759,338			$1,815,632

Net interest income/spread		$14,126	3.44%		$17,003	4.02%

Net interest income as a percent of average interest earning assets (1)			3.60%			4.16%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2013			December 31, 2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$8,468	$21	0.25%	$5,609	$13	0.23%
Interest-earning deposits	7,720	19	0.25%	2,770	6	0.22%
Investment securities - taxable	371,594	8,398	2.26%	365,693	8,814	2.41%
Investment securities - non-taxable (1)	136,584	4,216	4.98%	115,398	3,968	4.65%
Loans receivable (2)(3)(4)	1,092,662	62,229	5.70%	1,043,620	59,727	5.73%
Total interest-earning assets (1)	1,617,028	74,883	4.80%	1,533,090	72,528	4.83%

Noninterest-earning assets
Cash and due from banks	24,548			19,365
Allowance for loan losses	(18,677)			(18,738)
Other assets	134,220			112,739

	$1,757,119			$1,646,456

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,092,796	$5,672	0.52%	$992,880	$6,206	0.63%
Borrowings	234,927	5,821	2.48%	297,597	6,166	2.07%
Subordinated debentures	32,406	2,010	6.20%	32,408	1,950	6.02%
Total interest-bearing liabilities	1,360,129	13,503	0.99%	1,322,885	14,322	1.08%

Noninterest-bearing liabilities
Demand deposits	219,323			165,340
Accrued interest payable and other liabilities	13,534			16,190
Shareholders' equity	164,133			142,041

	$1,757,119			$1,646,456

Net interest income/spread		$61,380	3.81%		$58,206	3.75%

Net interest income as a percent of average interest earning assets (1)			3.96%			3.89%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	December 31	December 31
	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$31,721	$30,735
Investment securities, available for sale	508,591	482,801
Investment securities, held to maturity	9,910	-
Loans held for sale	3,281	13,744
Loans, net of allowance for loan losses of $15,992 and $18,270	1,052,836	1,172,447
Premises and equipment	46,194	42,184
Federal Reserve and Federal Home Loan Bank stock	14,184	13,333
Goodwill	19,748	19,748
Other intangible assets	3,288	4,048
Interest receivable	7,501	7,716
Cash value life insurance	36,190	35,192
Other assets	24,832	26,279
Total assets	$1,758,276	$1,848,227
Liabilities
Deposits
Non-interest bearing	$231,096	$209,200
Interest bearing	1,060,424	1,084,953
Total deposits	1,291,520	1,294,153
Borrowings	256,296	345,764
Subordinated debentures	32,486	32,331
Interest payable	506	560
Other liabilities	12,849	16,451
Total liabilities	1,593,657	1,689,259
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, Authorized, 1,000,000 shares
Series B shares $.01 par value, $1,000 liquidation value
Issued 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 8,706,971 and 8,693,471 shares
Outstanding, 8,630,966 and 8,617,466 shares	-	-
Additional paid-in capital	32,595	31,965
Retained earnings	121,253	105,402
Accumulated other comprehensive income (loss)	(1,729)	9,101
Total stockholders’ equity	164,619	158,968
Total liabilities and stockholders’ equity	$1,758,276	$1,848,227

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013
	(Unaudited)	(Unaudited)	(Unaudited)	2012
Interest Income
Loans receivable	$14,040	$17,341	$62,229	$59,727
Investment securities
Taxable	2,285	2,095	8,438	8,833
Tax exempt	1,111	1,024	4,216	3,968
Total interest income	17,436	20,460	74,883	72,528
Interest Expense
Deposits	1,352	1,403	5,672	6,206
Borrowed funds	1,452	1,531	5,821	6,166
Subordinated debentures	506	523	2,010	1,950
Total interest expense	3,310	3,457	13,503	14,322
Net Interest Income	14,126	17,003	61,380	58,206
Provision for loan losses	(997)	1,715	1,920	3,524
Net Interest Income after Provision for Loan Losses	15,123	15,288	59,460	54,682
Non-interest Income
Service charges on deposit accounts	1,005	993	3,989	3,470
Wire transfer fees	135	249	697	892
Interchange fees	1,007	895	4,056	3,122
Fiduciary activities	1,197	1,069	4,337	3,997
Gain on sale of investment securities (includes $0 and $374 for the three and twelve months ended 2013 and $0 and $2 for the three and twelve months ended 2012, respectively, related to accumulated other comprehensive earnings reclasifications)	-	-	374	2
Gain on sale of mortgage loans	1,214	4,002	8,794	14,123
Mortgage servicing income net of impairment	708	329	1,521	234
Increase in cash value of bank owned life insurance	248	265	1,035	1,025
Other income	176	122	1,106	466
Total non-interest income	5,690	7,924	25,909	27,331
Non-interest Expense
Salaries and employee benefits	8,113	7,976	31,032	28,383
Net occupancy expenses	1,206	1,313	4,984	4,529
Data processing	861	834	3,045	2,717
Professional fees	358	507	1,668	1,990
Outside services and consultants	778	692	2,412	2,313
Loan expense	1,112	1,397	4,668	4,276
FDIC insurance expense	268	310	1,089	1,108
Other losses	661	118	807	619
Other expense	2,253	2,697	8,740	8,089
Total non-interest expense	15,610	15,844	58,445	54,024
Income Before Income Tax	5,203	7,368	26,924	27,989
Income tax expense (includes $0 and $131 for the three and twelve months ended 2013 and $0 for the three and twelve months ended 2012, respectively, related to income tax expense from reclassification items)	1,088	2,198	7,048	8,446
Net Income	4,115	5,170	19,876	19,543
Preferred stock dividend and discount accretion	(63)	(156)	(370)	(481)
Net Income Available to Common Shareholders	$4,052	$5,014	$19,506	$19,062
Basic Earnings Per Share	$0.47	$0.58	$2.26	$2.39
Diluted Earnings Per Share	0.45	0.56	2.17	2.30